UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 31, 2012

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 31, 2012 (the “Closing Date”), Integrated Device Technology, Inc., a Delaware corporation (“IDT”), completed the sale of its wafer fabrication facility located in Hillsboro, Oregon and related assets (the “Facility”) to Jireh Semiconductor Incorporated, an Oregon corporation (“Jireh”) and wholly owned subsidiary of Alpha and Omega Semiconductor Limited, a Bermuda limited liability exempted company ( “AOS”), pursuant to an Asset Purchase Agreement, dated December 14, 2011, by and among IDT, Jireh and AOS. AOS previously paid $5 million to IDT for an option to acquire the Facility. As part of the consideration paid for the Facility, Jireh made an incremental payment of $21 million to IDT on the Closing Date. The $26 million consideration paid by AOS as of the Closing Date is subject to post-closing adjustment, based on changes in the value of certain inventory utilized in the maintenance and repair of the equipment located at the Facility. IDT estimates this adjustment to be approximately an additional $500,000, resulting in a total consideration of approximately $26.5 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of December 14, 2011, by and among Integrated Device Technology, Inc., Alpha and Omega Semiconductor Limited, and Jireh Semiconductor Incorporated, filed as Exhibit 10.1 to IDT’s Current Report on Form 8-K on December 20, 2011, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2012	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Vice President, Chief Financial Officer
(duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of December 14, 2011, by and among Integrated Device Technology, Inc., Alpha and Omega Semiconductor Limited, and Jireh Semiconductor Incorporated, filed as Exhibit 10.1 to IDT’s Current Report on Form 8-K on December 20, 2011, is incorporated herein by reference.